EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881 and 333-132665 on Form S-8 of our reports, dated March 12, 2008, relating to the financial statements of First Cash Financial Services, Inc., and to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc., for the year ended December 31, 2007.

Hein & Associates LLP
Dallas, Texas
March 12, 2008